                                                                                                                                                  Exhibit 99.1
Press Release

Eagle Bulk Shipping Inc. Reports Second Quarter 2011 Results

-- Net Revenue Increases 16% Year-on-Year--

NEW YORK, NY, August 3, 2011-- Eagle Bulk Shipping Inc. (Nasdaq: EGLE) today announced its results for the second quarter ended June 30, 2011.

For the Second Quarter:

•
Net reported loss of $1.4 million or $0.02 per share (based on a weighted average of 62,571,322 diluted shares outstanding for the quarter), compared to net income of $11.0 million, or $0.18 per share, for the comparable quarter in 2010.

•
Net revenues of $76.4 million, an increase of 16% compared to $65.6 million for the comparable quarter in 2010. Gross time charter and freight revenues increased 17% to $81.1 million, compared to only time charter revenues of $69.1 million for the comparable quarter in 2010.

•
EBITDA, as adjusted for exceptional items under the terms of the Company's credit agreement, was $28.8 million for the second quarter of 2011, a 31% decrease compared to $41.7 million for the comparable quarter in 2010.

•	Fleet utilization rate of 99.5%.
•	Took delivery of one newbuilding vessel, Oriole.

Subsequent Events:
•	Took delivery of two newbuilding vessels, Owl and Petrel.
•	Sold Heron, 2001-built Supramax, for net proceeds of $22,572,000.

Sophocles N. Zoullas, Chairman and CEO, commented, "During the second quarter, Eagle Bulk's consistent focus on the Supramax segment yielded steady results that outperformed all other dry bulk vessel classes in a challenging market. The build-out and renewal of the Eagle Bulk fleet now enters its final phase, as we took delivery of one new Supramax vessel and sold an older, 2001-built Supramax.

"Eagle Bulk continues to proactively manage the market downturn.  Specific initiatives include reducing the overall cost structure year-on-year, taking delivery of three remaining newbuilds with multi-year, above-market charters, and solidifying close relationships with industrial end-users that optimizes the deployment of our fleet."

Korea Line Corporation

On January 25, 2011, Korea Line Corporation ("KLC"), one of our charterers, filed for protective receivership in Seoul, South Korea. On February 15, 2011, the Korean courts approved this request. For the period February 15, 2011 through March 15, 2011, the Company took over the employment of the majority of the affected chartered vessels and re-chartered out all affected vessels on the spot and short term time charter markets. Earnings during this interim period were used to offset the charter hire otherwise due from KLC.

On March 15, 2011, the Company reached a comprehensive agreement with the receivers of KLC regarding twelve time-chartered vessels impacted by KLC's decision to file for protective receivership earlier this year. The main points of this agreement were:

·
Charter rates on ten vessels have been adjusted to $17,000 per vessel per day. Additionally, through December 31, 2015, the Company will receive all profits between $17,000 and $21,000 per vessel per day. During this period any additional profits above $21,000 per vessel per day are to be split equally between the Company and KLC.

·	After December 31, 2015, all profits above $17,000 per vessel per day are to be split equally until the conclusion of the charters which expire at the earliest on December 31, 2018.

·
For the next twelve months, the Company will charter these ten vessels and KLC will be responsible for any shortfall between the vessels' actual daily earnings and $17,000 per vessel per day. Any such shortfall shall be treated as a "claim for common benefit" under the Korean laws of corporate reorganization.

·
Time charter rates on two newbuildings have been adjusted to $17,000 per vessel per day with the same profit-sharing arrangement as above. However, the Company will charter these vessels from their delivery later this year until December 31, 2011, during which time KLC shall be responsible for any shortfall between the vessels' actual daily earnings and $17,000 per vessel per day, which shortfall shall be treated as a "claim for common benefit" under the Korean laws of corporate Rehabilitation.

·
The charter on one vessel was not impacted, subject to the continued performance of the vessel's subcharterer. The daily time charter rate on this vessel remains $18,300 until January 2014, after which the rate will be $18,000 per day plus 50% of any profits above this rate until the earliest completion of the charter in December 2018.

·
The Company filed a claim for all unpaid amounts in respect of the employment of the eleven vessels currently under charter to KLC for the period to March 15, 2011. The disposition of those claims for unpaid amounts due under those charters will be determined by the Korean courts at a future date.

   On May 20, 2011 the Company took delivery of one newbuilding vessel that is originally chartered to KLC. The time charter rate has been adjusted to $17,000 with the same terms that mentioned above for the other ten vessels with KLC.

We evaluated the KLC matter to make a determination as to the impact, if any, on our business, liquidity, results of operations, financial condition or cash flows and have recorded in the first quarter of 2011 $6,586,900 as allowance for bad debt.

Long-Term Debt

On August 4, 2009, we entered into a third amendatory agreement to our revolving credit facility.  Among other things, the third amendatory agreement reduced the facility to $1.2 billion and changed the applicable interest rate to 2.5% over LIBOR.  In addition, among other changes, the third amendatory agreement amended the facility's net worth covenant from a market value to book value measurement with respect to the value of our fleet and reduced the facility's EBITDA to interest coverage ratio, with these changes to stay in effect until we were in compliance with the facility's original covenants for two consecutive accounting periods.

Based on information which we provided in 2010 to the lenders under the revolving credit facility, the agent for the lenders notified us that according to its interpretation we were in compliance with the original covenants for the second and third quarters during 2010, and, therefore, our original collateral covenants have been reinstated.

We disagree with the interpretation of the original covenant calculation being used by the agent and have advised the agent that we were not in compliance with the original covenants for these two consecutive quarters, and, therefore, the amended collateral covenants should remain in place. Under the agent's interpretation of the covenant, we were in compliance both with the original collateral covenants and the amended collateral covenants during the accounting period ended December 31, 2010.  However, while we have remained in compliance with the amended collateral covenants during the accounting periods ended March 31, 2011 and June 30, 2011, we would not be in compliance for these periods under the agent's interpretation of the original collateral covenants.

Under the facility agreement, the effectiveness of the determination of compliance for an accounting period is as of the date that we supply a compliance certificate (the "Compliance Certificate Date") to the agent.  A compliance certificate was due to be supplied to the agent on May 31, 2011.  Our agent has agreed to temporarily defer the issuance of that compliance certificate during our ongoing discussions to resolve the dispute.  There can be no assurance that they will continue to defer the issuance of the compliance certificate.

We believe that our interpretation of the facility agreement's covenant calculation is correct, that the reinstatement of the original loan covenant was not valid, and that we remain in compliance with all covenants in effect at June 30, 2011.  We are in active discussions with the agent to resolve this technical matter.  However, if the agent's interpretation is determined to be correct, we would not be in compliance with the original covenants for the periods ending March 31, 2011 and June 30, 2011, which could lead to a default under the facility agreement effective as of the Compliance Certificate Date for that period and would result in the classification as current of amounts due under the facility  agreement and could lead to substantial doubt about our ability to continue as a going concern, if we are unable to agree on satisfactory terms or obtain a waiver from the agent.  We continue to seek to reach a satisfactory agreement with the agent, but there can be no assurance that we will be successful in doing so.

Results of Operations for the three-month period ended June 30, 2011 and 2010

For the second quarter of 2011, the Company reported a net loss of $1,438,278 or $0.02 per share, based on a weighted average of 62,571,322 diluted shares outstanding. In the comparable second quarter of 2010, the Company reported net income of $11,011,921 or $0.18 per share, based on a weighted average of 62,336,774 diluted shares outstanding.

In the second quarter of 2011, the Company's revenues were earned from time and voyage charters. Gross revenues in the quarter ended June 30, 2011 were $81,135,090, an increase of 17% from $69,061,932 recorded in the comparable quarter in 2010. The increase in gross revenues is attributable to voyage charter revenues in the quarter ended June 30, 2011 of $15,365,728, compared to none in the comparable quarter in 2010, and operation of a larger fleet offset by lower charter rates. Gross revenues recorded in the quarter ended June 30, 2011 and 2010, include an amount of $1,271,810 and $1,171,477, respectively, relating to the non-cash amortization of fair value below contract value of time charters acquired. Brokerage commissions incurred on revenues earned in the quarter ended June 30, 2011 and 2010 were $4,729,702 and $3,449,092, respectively. Net revenues during the quarter ended June 30, 2011, increased 16% to $76,405,388 from $65,612,840 in the comparable quarter in 2010.

Total operating expenses for the quarter ended June 30, 2011 were $66,123,996 compared with $42,069,392 recorded in the second quarter of 2010. The Company operated 41 vessels in the second quarter of 2011 compared with 36 vessels in the corresponding quarter in 2010. The increase in operating expenses was primarily due to increase in voyage expenses, charter hire expenses and operating a larger fleet which includes increases in vessels crew cost, general and administrative expenses and vessel depreciation expense.

EBITDA, adjusted for exceptional items under the terms of the Company's credit agreement, decreased to $28,804,803 for the second quarter of 2011, compared with $41,669,104 for the second quarter of 2010.

Results of Operations for the six-month period ended June 30, 2011 and 2010

For the six months ended June 30, 2011, the Company reported net loss of $7,248,559 or $0.12 per share, based on a weighted average of 62,565,909 diluted shares outstanding. In the comparable period of 2010, the Company reported net income of $15,585,556 or $0.25 per share, based on a weighted average of 62,366,183 diluted shares outstanding.

All of the Company's revenues were earned from time and voyage charters. Gross time charter revenues for the six-month period ended June 30, 2011 were $171,518,078, an increase of 36% from $126,424,868 recorded in the comparable period in 2010. The increase in gross revenues is attributable to voyage charter revenues in the six-month period ended June 30, 2011 of $44,208,037, compared to none in the comparable six-month period in 2010, and operation of a larger fleet offset by lower charter rates. Gross revenues recorded in the six-month period ended June 30, 2011 and 2010, include an amount of $2,566,329 and $2,036,105, respectively, relating to the non-cash amortization of fair value below contract value of time charters acquired. Brokerage commissions incurred on revenues earned in the six-month periods ended June 30, 2011 and 2010 were $8,419,914 and $6,568,303, respectively. Net revenues during the six-month period ended June 30, 2011, increased 36% to $163,098,163 from $119,856,565 in the comparable period in 2010.

Total operating expenses were $148,398,858 in the six-month period ended June 30, 2011 compared to $80,625,917 recorded in the same period of 2010. The increase in operating expenses was primarily due to increase in voyage expenses, charter hire expenses and operating a larger fleet which includes increases in vessels crew cost, insurance cost, general and administrative expenses and vessel depreciation expense. General and administrative expenses include a $6,586,900 allowance for bad debts related to amounts receivable from Korea Lines Corporation who have filed for protective receivership and have received South Korea court approval for rehabilitation.

EBITDA, adjusted for exceptional items under the terms of the Company's credit agreement, decreased by 29% to $52,932,372 for the six months ended June 30, 2011 from $74,607,593 for the same period in 2010. (Please see below for a reconciliation of EBITDA to net income).

Newbuilding Program

The Company has entered into vessel newbuilding contracts with shipyards in Japan and China. Since the inception of the program to June 30, 2011, the Company has taken delivery of 22 newbuild vessels, and has 5 vessels to be constructed and delivered during the second half 2011. As of June 30, 2011, the Company has recorded advances of $153,070,603 towards the construction cost of these 5 vessels. These costs include progress payments to the shipyards, capitalized interest on debt drawn for the progress payments, insurance, legal, and technical supervision costs.

Liquidity and Capital Resources

Net cash provided by operating activities during the six-month periods ended June 30, 2011 and 2010, was $26,445,490 and $59,186,457, respectively. The decrease was primarily due to lower rates on charter renewals, provision for accounts receivable of $6,586,900, increased operational cost and inventories.

Net cash used in investing activities during the six-month period ended  2011, was $101,725,929, compared to $203,601,788 during the corresponding six-month period ended June 30, 2010. Investing activities during the six-month period ended June 30, 2011 related primarily to making progress payments and incurring related vessel construction expenses for the newbuilding vessels, of which three delivered during the first six months of 2011.

Net cash used in financing activities during the six-month period ended June 30, 2011, was $2,710,177, compared to net cash provided by financing activities of $175,204,638 during the corresponding six-month period ended June 30, 2010. Financing activities during the six-month period ended June 30, 2010, primarily involved borrowings of $180,070,046 from our revolving credit facility.

As of June 30, 2011, our cash balance was $51,131,064, compared to a cash balance of $129,121,680 at December 31, 2010. In addition, $20,500,000 in cash deposits are maintained with our lender for loan compliance purposes and this amount is recorded in Restricted cash in our financial statements as of June 30, 2011. Also recorded in Restricted cash is an amount of $276,056, which is collateralizing a letters of credit relating to our office leases and $1,671,766 which collateralize for our derivatives position as of June 30, 2011.

At June 30, 2011, we are fully borrowed on the amended Revolving Credit Facility with aggregated amount of $1,151,354,476 in net borrowings. These borrowings consisted of $1,070,678,838 for the 41 vessels currently in operation and $80,675,638 to fund the Company's newbuilding program.

On August 4, 2009, the Company entered into a third Amendatory Agreement to its revolving credit facility dated October 19, 2007 (See section in the Company's 2010 Annual Report on Form 10-K entitled "Revolving Credit Facility" for a description of the facility and its amendments). The facility also provides us with the ability to borrow up to $20,000,000 for working capital purposes.

We are in disagreement with the interpretation of the original covenant calculation being used by the agent of our lender, as described above in the Long-term Debt section.

       We anticipate that our current financial resources, together with cash generated from operations will be sufficient to fund the operations of our fleet, including our working capital requirements, for the next twelve months. We will rely on operating cash flows and possible additional equity and debt financing alternatives to fund our long term capital requirements for vessel construction and implement future growth plans.

Our loan agreements for our borrowings are secured by liens on our vessels and contain various financial covenants. The covenants relate to our financial position, operating performance and liquidity. The market value of dry bulk vessels is sensitive, among other things, to changes in the dry bulk charter market. The recent general decline in the dry bulk carrier charter market has resulted in lower charter rates for vessels in the dry bulk market. The decline in charter rates in the dry bulk market coupled with the prevailing difficulty in obtaining financing for vessel purchases have adversely affected dry bulk vessel values. A continuation of these conditions, could lead to a significant decline in the fair market values of our vessels, which could impact our compliance with these loan covenants. The recent developments in the credit markets and related impact on the dry bulk charter market and have also resulted in additional risks. The occurrence of one or more of these risk factors could adversely affect our results of operations or financial condition. Please refer to the section entitled "Risk Factors" in Part II of this document which should be read in conjunction with the risk factors included in the Company's 2010 Annual Report on Form 10-K.

It is our intention to fund our future acquisition related capital requirements through borrowings under the amended revolving credit facility and to repay all or a portion of such borrowings from time to time with cash generated from operations and from net proceeds of issuances of securities. The Company has a shelf registration filed on Form S-3 in March 2, 2009, subsequently amended, which would enable the Company to issue such securities.

Disclosure of Non-GAAP Financial Measures

EBITDA represents operating earnings before extraordinary items, depreciation and amortization, interest expense, and income taxes, if any. EBITDA is included because it is used by certain investors to measure a company's financial performance. EBITDA is not an item recognized by GAAP and should not be considered a substitute for net income, cash flow from operating activities and other operations or cash flow statement data prepared in accordance with accounting principles generally accepted in the United States or as a measure of profitability or liquidity. EBITDA is presented to provide additional information with respect to the Company's ability to satisfy its obligations including debt service, capital expenditures, and working capital requirements. While EBITDA is frequently used as a measure of operating results and the ability to meet debt service requirements, the definition of EBITDA used here may not be comparable to that used by other companies due to differences in methods of calculation.

Our revolving credit facility permits us to pay dividends in amounts up to our cumulative free cash flows which is our earnings before extraordinary or exceptional items, interest, taxes, depreciation and amortization (Credit Agreement EBITDA), less the aggregate amount of interest incurred and net amounts payable under interest rate hedging agreements during the relevant period and an agreed upon reserve for dry-docking. Therefore, we believe that this non-GAAP measure is important for our investors as it reflects our ability to pay dividends. The following table is a reconciliation of net income, as reflected in the consolidated statements of operations, to the Credit Agreement EBITDA:

	Three Months Ended		Six Months Ended
	June 30, 2011	June 30, 2010	June 30, 2011	June 30, 2010
Net Income (loss)	$(1,438,278)	$11,011,921	$(7,248,559)	$15,585,556
Interest Expense	11,672,428	12,607,754	23,008,907	23,784,740
Depreciation and Amortization	17,640,372	15,537,068	34,799,216	29,243,437
Amortization of fair value below contract value of time charter acquired	(1,271,810)	(1,171,477)	(2,566,329)	(2,036,105)
EBITDA	26,602,712	37,985,266	47,993,235	66,577,628
Adjustments for Exceptional Items:
Non-cash Compensation Expense (1)	2,202,091	3,683,838	4,939,137	8,029,965
Credit Agreement EBITDA	$28,804,803	$41,669,104	$52,932,372	$74,607,593

     (1)  Stock based compensation related to stock options and restricted stock units.

Capital Expenditures and Drydocking

Our capital expenditures relate to the purchase of vessels and capital improvements to our vessels which are expected to enhance the revenue earning capabilities and safety of these vessels.

We make capital expenditures from time to time in connection with our vessel acquisitions. As of June 30, 2011, our fleet consists of 41 vessels which are currently operational and 5 newbuilding vessels which have been contracted for construction.

In addition to acquisitions that we may undertake in future periods, the Company's other major capital expenditures include funding the Company's maintenance program of regularly scheduled drydocking necessary to preserve the quality of our vessels as well as to comply with international shipping standards and environmental laws and regulations. Although the Company has some flexibility regarding the timing of its dry docking, the costs are relatively predictable. Management anticipates that vessels are to be drydocked every two and a half years. Funding of these requirements is anticipated to be met with cash from operations. We anticipate that this process of recertification will require us to reposition these vessels from a discharge port to shipyard facilities, which will reduce our available days and operating days during that period.

Drydocking costs incurred are amortized to expense on a straight-line basis over the period through the date the next drydocking for those vessels are scheduled to occur. One vessel was drydocked in the three months ended June 30, 2011. The following table represents certain information about the estimated costs for anticipated vessel drydockings in the next four quarters, along with the anticipated off-hire days:

Quarter Ending	Off-hire Days(1)	Projected Costs(2)
September 30, 2011	22	$0.55 million
December 31, 2011	44	$1.10 million
March 31, 2012	-	-
June 30, 2012	22	$0.55 million
(1)Actual duration of drydocking will vary based on the condition of the vessel, yard schedules and other factors.
(2)Actual costs will vary based on various factors, including where the drydockings are actually performed.

Summary Consolidated Financial and Other Data:

The following table summarizes the Company's selected consolidated financial and other data for the periods indicated below.

CONSOLIDATED STATEMENT OF OPERATIONS
(UNAUDITED)
	Three Months Ended		Six Months Ended
	June 30, 2011	June 30, 2010	June 30, 2011	June 30, 2010

Revenues, net of commissions	$76,405,388	$65,612,840	$163,098,163	$119,856,565

Voyage expenses	8,125,284	—	23,946,796	—
Vessel expenses	21,289,772	16,052,945	40,763,171	31,530,334
Charter hire expenses	11,029,811	—	26,954,493	—
Depreciation and amortization	17,640,372	15,537,068	34,799,216	29,243,437
General and administrative expenses	8,038,757	10,479,379	21,935,182	19,852,146
Total operating expenses	66,123,996	42,069,392	148,398,858	80,625,917

Operating income	10,281,392	23,543,448	14,699,305	39,230,648

Interest expense	11,672,428	12,607,754	23,008,907	23,784,740
Interest income	(29,464)	(76,227)	(87,134)	(139,648)
Other expense (Income)	76,706	—	(973,909)	—
Total other expense, net	11,719,670	12,531,527	21,947,864	23,645,092

Net income (loss)	$(1,438,278)	$11,011,921	$(7,248,559)	$15,585,556

Weighted average shares outstanding :
Basic	62,571,322	62,176,684	62,565,909	62,215,915
Diluted	62,571,322	62,336,774	62,565,909	62,366,183
Per share amounts:
Basic net income (loss)	$(0.02)	$0.18	$(0.12)	$0.25
Diluted net income (loss)	$(0.02)	$0.18	$(0.12)	$0.25

Fleet Operating Data
	Three Months Ended		Six Months Ended
	June 30, 2011	June 30, 2010	June 30, 2011	June 30, 2010
Ownership Days	3,682	3,129	7,230	5,955
Chartered-in under operating lease Days	629	—	1,658	—
Available Days	4,290	3,091	8,847	5,895
Operating Days	4,268	3,087	8,779	5,863
Fleet Utilization	99.5%	99.9%	99.2%	99.5%

CONSOLIDATED BALANCE SHEETS
	June 30, 2011 (unaudited)	December 31, 2010
ASSETS:
Current assets:
Cash and cash equivalents	$51,131,064	$129,121,680
Accounts receivable	17,691,006	14,366,495
Prepaid expenses	2,528,144	3,459,721
Inventories	8,529,107	3,190,052
Fair value above contract value of time charters acquired	579,631	594,611
Total current assets	80,458,952	150,732,559
Noncurrent assets:
Vessels and vessel improvements, at cost, net of accumulated depreciation of $209,804,715 and $176,824,438, respectively	1,616,579,578	1,509,798,249
Advances for vessel construction	153,070,603	191,477,225
Other fixed assets, net of accumulated amortization of $228,796 and $153,375, respectively	543,515	420,204
Restricted cash	22,447,822	19,790,341
Deferred drydock costs	3,757,674	4,217,071
Deferred financing costs	14,077,665	16,458,496
Fair value above contract value of time charters acquired	3,324,651	3,608,812
Other assets and accounts receivable, net of allowance	2,267,172	70,001
Total noncurrent assets	1,816,068,680	1,745,840,399
Total assets	$1,896,527,632	$1,896,572,958

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$8,463,260	$6,089,273
Accrued interest	4,572,451	6,651,554
Other accrued liabilities	10,546,909	5,850,474
Deferred revenue and fair value below contract value of time charters acquired	6,432,595	5,705,326
Unearned revenue	6,992,456	6,091,332
Fair value of derivative instruments	436,336	127,758
Total current liabilities	37,444,007	30,515,717
Noncurrent liabilities:
Long-term debt	1,151,354,476	1,151,354,476
Deferred revenue and fair value below contract value of time charters acquired	20,026,723	23,480,740
Fair value of derivative instruments	16,703,567	22,135,507
Total noncurrent liabilities	1,188,084,766	1,196,970,723
Total liabilities	1,225,528,773	1,227,486,440
Commitment and contingencies
Stockholders' equity:
Preferred stock, $.01 par value, 25,000,000 shares authorized, none issued	—	—
Common stock, $.01 par value, 100,000,000 shares authorized, 62,642,986 shares issued and outstanding	626,430	625,604
Additional paid-in capital	741,979,292	738,251,158
Retained earnings (net of accumulated dividends declared of $262,118,388 as of June 30, 2011 and December 31, 2010, respectively)	(54,903,296)	(47,654,737)
Accumulated other comprehensive loss	(16,703,567)	(22,135,507)
Total stockholders' equity	670,998,859	669,086,518
Total liabilities and stockholders' equity	$1,896,527,632	$1,896,572,958

CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
Six Months Ended

	June 30, 2011	June 30, 2010
Cash flows from operating activities:
Net income (loss)	$(7,248,559)	$15,585,556
Adjustments to reconcile net income to net cash provided by operating activities:
Items included in net income not affecting cash flows:
Depreciation	33,055,698	27,806,738
Amortization of deferred drydocking costs	1,743,518	1,436,699
Amortization of deferred financing costs	1,918,410	1,332,743
Amortization of fair value below contract value of time charter acquired	(2,566,329)	(2,036,105)
Unrealized gain from forward freight agreements, net	308,578	—
Allowance for accounts receivable	6,586,900	—
Non-cash compensation expense	4,939,137	8,029,965
Drydocking expenditures	(1,284,121)	(1,257,783)
Changes in operating assets and liabilities:
Accounts receivable	(11,473,011)	(3,108,752)
Other assets	(635,571)	—
Prepaid expenses	931,577	1,436,657
Inventories	(5,339,055)	—
Accounts payable	2,373,987	96,531
Accrued interest	(2,339,449)	2,403,559
Accrued expenses	4,433,934	7,003,327
Deferred revenue	138,722	(654,577)
Unearned revenue	901,124	1,111,899
Net cash provided by operating activities	26,445,490	59,186,457

Cash flows from investing activities:
Vessels and vessel improvements and advances for vessel construction	(100,369,716)	(203,525,865)
Purchase of other fixed assets	(198,732)	(75,923)
Changes in restricted cash	(1,157,481)	—
Net cash used in investing activities	(101,725,929)	(203,601,788)

Cash flows from financing activities:
Bank borrowings	—	180,070,046
Changes in restricted cash	(1,500,000)	(4,500,000)
Cash used to settle net share equity awards	(1,210,177)	(365,408)
Net cash (used in) provided by financing activities	(2,710,177)	175,204,638

Net (decrease) increase in cash	(77,990,616)	30,789,307
Cash at beginning of period	129,121,680	71,344,773
Cash at end of period	$51,131,064	$102,134,080

We have employed all of our vessels in our operating fleet on time and voyage charters. During the six months ended June 30, 2011, we took delivery of three newbuilding vessels, Thrush, Nighthawk and Oriole, which promptly entered into their respective charters. The following table represents certain information about the Company's revenue earning charters on its operating fleet:

Vessel	Year Built	Dwt	Time Charter Expiration (1)	Daily Time Charter Hire Rate
Avocet	2010	53,462	Dec 2018/Apr 2019	$17,000(2)
Bittern	2009	57,809	Dec 2018/Apr 2019	$17,000(2)
Canary	2009	57,809	Dec 2018/Apr 2019	$17,000(2)
Cardinal	2004	55,362	Dec 2012 to Feb 2013	Index(3)
Condor	2001	50,296	Jul 2011 to Oct 2011	Index(3)
Crane	2010	57,809	Dec 2018/Apr 2019	$17,000(2)
Crested Eagle(4)	2009	55,989	Jul 2011	$20,000
Crowned Eagle(5)	2008	55,940	Aug 2011	Index(3)
Egret Bulker	2010	57,809	Oct 2012 to Feb 2013	$17,650(6)
Falcon	2001	50,296	Jul to Sep 2011	$15,100
Gannet Bulker	2010	57,809	Jan 2013 to May 2013	$17,650(6)
Golden Eagle	2010	55,989	Oct 2011 to Jan 2012	$15,750
Goldeneye	2002	52,421	Oct 2011 to Dec 2011	$17,000
Grebe Bulker	2010	57,809	Feb 2013 to Jun 2013	$17,650(6)
Harrier	2001	50,296	Jul 2011 to Oct 2011	$21,000
Hawk I	2001	50,296	Oct 2011 to Jan 2012	$13,500
Heron(7)	2001	52,827	Jul 2011	$11,000
Ibis Bulker	2010	57,775	Mar 2013 to Jul 2013	$17,650(6)
Imperial Eagle	2010	55,989	Nov 2012 to Feb 2013	Index(3)
Jaeger	2004	52,248	Nov 2012 to Jan 2013	Index(3)
Jay	2010	57,802	Dec 2018/Apr 2019	$17,000(2)
Kestrel I	2004	50,326	Aug 2011	$13,000
Kingfisher	2010	57,776	Dec 2018/Apr 2019	$17,000(2)
Kite	1997	47,195	Jul 2011	Voyage
Kittiwake(4)	2002	53,146	Jul 2011	Voyage
Martin	2010	57,809	Dec 2018/Apr 2019	$17,000(2)
Merlin	2001	50,296	Jul 2011 to Aug 2011	Voyage
Nighthawk	2011	57,809	Dec 2018/Apr 2019	$17,000(2)
Oriole	2011	57,809	Dec 2018/Apr 2019	$17,000(2)
Osprey I	2002	50,206	Sep 2011 to Nov 2011	$18,500
Peregrine(4)	2001	50,913	May 2011 to Aug 2011	$16,000
Redwing	2007	53,411	Jul 2011 to Sep 2011	$20,000
Shrike(4)	2003	53,343	Jul 2011	$16,275
Skua	2003	53,350	Jul 2011 to Aug 2011	$13,250
Sparrow	2000	48,225	Jul 2011 to Oct 2011	$15,500
Stellar Eagle	2009	55,989	Aug 2011 to Oct 2011	$15,500
Tern	2003	50,200	Jul 2011 to Sep 2011	$16,000
Thrasher	2010	53,360	Dec 2018/Apr 2019	$17,000(2)
Thrush(4)	2011	53,297	Jul 2011	Voyage
Woodstar	2008	53,390	January 2014 Jan 2014 to Dec 2018/Apr 2019	$18,300 $18,000(8)
Wren	2008	53,349	Dec 2018/Apr 2019	$17,000(2)

(1)
The date range provided represents the earliest and latest date on which the charterer may redeliver the vessel to the Company upon the termination of the charter. The time charter hire rates presented are gross daily charter rates before brokerage commissions, ranging from 1.25% to 6.25%, to third party ship brokers.

(2)	Up to December 2015 with 100% profit share between $17,000 to $21,000 and 50% profit share thereafter, from January 2016 to Dec 2018/Apr 2019 with 50% profit share above $17,000.
(3)	Index, an average of the trailing Baltic Supramax Index.
(4)	Upon conclusion of the previous time charter the vessel will commence a short term time charter for up to six months.
(5)	Upon conclusion of the previous time charter the vessel will commence a eleven to thirteen months time charter at $14,000 per day.
(6)	With a 50% profit share over $20,000 per day. The charterer has an option to extend the charter by 2 periods of 11 to 13 months each.
(7)
In May, 2011, the Company decided to sell the Heron, a 2001-built Supramax, and reached an agreement to sell the vessel for $22,572,000, after brokerage commission payable to a third party.  The Heron was not available for delivery before early at the third quarter and was sold on July 26, 2011.

(8)	With 50% profit share over $22,000.

The following table, as of June 30, 2011, represents certain information about the Company's newbuilding vessels being constructed and their expected employment upon delivery:

Vessel	Dwt	Year Built – Actual or Expected Delivery (1)	Time Charter Employment Expiration (2)	Daily Time Charter Hire Rate (3)	Profit Share
Owl	58,000	2011Q3	Dec 2015	$17,000	(5)
			Dec 2018/Apr 2019	$17,000	50% over $17,000
Petrel (4)	58,000	2011Q3	Jul 2014 to Nov 2014	$17,650	50% over $20,000
Puffin (4)	58,000	2011Q3	May 2014 to Sep 2014	$17,650	50% over $20,000
Roadrunner (4)	58,000	2011Q3	Aug 2014 to Dec 2014	$17,650	50% over $20,000
Sandpiper (4)	58,000	2011Q4	Jul 2014 to Nov 2014	$17,650	50% over $20,000

(1)           Vessel build and delivery dates are estimates based on guidance received from shipyard.
(2)           The date range represents the earliest and latest date on which the charterer may redeliver the vessel to the Company upon the termination of the charter.
(3)           The time charter hire rate presented are gross daily charter rates before brokerage commissions ranging from 1.25% to 6.25% to third party ship brokers.
(4)           The charterer has an option to extend the charter by two periods of 11 to 13 months each.
(5)           With 100% profit share between $17,000 to $21,000 and 50% profit share thereafter.

Glossary of Terms:

Ownership days:  The Company defines ownership days as the aggregate number of days in a period during which each vessel in its fleet has been owned. Ownership days are an indicator of the size of the fleet over a period and affect both the amount of revenues and the amount of expenses that is recorded during a period.

Chartered-in under operating lease days: The Company defines chartered-in under operating lease days as the aggregate number of days in a period during which the Company chartered-in vessels. The Company started to charter-in vessels on a spot basis during the fourth quarter of 2010.

Available days:  The Company defines available days as the number of ownership days less the aggregate number of days that its vessels are off-hire due to vessel familiarization upon acquisition, scheduled repairs or repairs under guarantee, vessel upgrades or special surveys and the aggregate amount of time that we spend positioning our vessels. The shipping industry uses available days to measure the number of days in a period during which vessels should be capable of generating revenues.

Operating days:  The Company defines operating days as the number of its available days in a period less the aggregate number of days that the vessels are off-hire due to any reason, including unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.

Fleet utilization:  The Company calculates fleet utilization by dividing the number of our operating days during a period by the number of our available days during the period. The shipping industry uses fleet utilization to measure a company's efficiency in finding suitable employment for its vessels and minimizing the amount of days that its vessels are off-hire for reasons other than scheduled repairs or repairs under guarantee, vessel upgrades, special surveys or vessel positioning. Our fleet continues to perform at very high utilization rates.

Conference Call Information

As previously announced, members of Eagle Bulk's senior management team will host a teleconference and webcast at 8:30 a.m. ET on Thursday August 4th, to discuss these results.

To participate in the teleconference, investors and analysts are invited to call 800-901-5213 in the U.S., or 617-786-2962 outside of the U.S., and reference participant code 63514311. A simultaneous webcast of the call, including a slide presentation for interested investors and others, may be accessed by visiting http://www.eagleships.com.

A replay will be available following the call until 11:59 PM ET on August 11th, 2011. To access the replay, call 888-286-8010 in the U.S., or 617-801-6888 outside of the U.S., and reference passcode 14750378.

About Eagle Bulk Shipping Inc.

Eagle Bulk Shipping Inc. is a Marshall Islands corporation headquartered in New York. The Company is a leading global owner of Supramax dry bulk vessels that range in size from 50,000 to 60,000 deadweight tons and transport a broad range of major and minor bulk cargoes, including iron ore, coal, grain, cement and fertilizer, along worldwide shipping routes.

Forward-Looking Statements

Matters discussed in this release may constitute forward-looking statements. Forward-looking statements reflect our current views with respect to future events and financial performance and may include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

The forward-looking statements in this release are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management's examination of historical operating trends, data contained in our records and other data available from third parties. Although Eagle Bulk Shipping Inc. believes that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, Eagle Bulk Shipping Inc. cannot assure you that it will achieve or accomplish these expectations, beliefs or projections.

Important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies and currencies, general market conditions, including changes in charter hire rates and vessel values, changes in demand that may affect attitudes of time charterers to scheduled and unscheduled drydocking, changes in our vessel operating expenses, including dry-docking and insurance costs, or actions taken by regulatory authorities, potential liability from future litigation, domestic and international political conditions, potential disruption of shipping routes due to accidents and political events or acts by terrorists.

Risks and uncertainties are further described in reports filed by Eagle Bulk Shipping Inc. with the US Securities and Exchange Commission.

Visit our website at www.eagleships.com

Contact:
     Company Contact:
     Alan Ginsberg
     Chief Financial Officer
     Eagle Bulk Shipping Inc.
     Tel. +1 212-785-2500

     Investor Relations / Media:
     Jonathan Morgan
     Perry Street Communications, New York
     Tel. +1 212-741-0014

--------------------------------------------------------------------------------
Source: Eagle Bulk Shipping Inc.